NEWS RELEASE	Contact:
Transcontinental Realty Investors, Inc. Investor Relations
FOR IMMEDIATE RELEASE	Erik Johnson (469) 522-4200 investor.relations@transconrealty-invest.com

Transcontinental Realty Investors, Inc. reports Earnings for Q4 2022

DALLAS (March 24, 2023) -- Transcontinental Realty Investors, Inc. (NYSE:TCI) is reporting its results of operations for the quarter ended December 31, 2022. For the three months ended December 31, 2022, we reported net income attributable to common shares of $58.9 million or $6.82 per diluted share, compared to a net loss of $8.7 million or $1.01 per diluted share for the same period in 2021.

Financial Highlights

•We collected approximately 96% of our rents for the three months ended December 31, 2022, comprised of approximately 97% from multifamily tenants and approximately 96% from office tenants.
•Total occupancy was 81% at December 31, 2022, which includes 93% at our multifamily properties and 60% at our commercial properties.
•On November 1, 2022, we received a distribution of approximately $204.0 million in connection the sale of VAA Sale Portfolio earlier in the year.
•On November 1, 2022, we also received the full control and economical rights to the seven remaining multifamily properties from our Victory Abode Apartments, LLC (“VAA”) joint venture (collectively, the “VAA Holdback Portfolio”) with a fair value of $219.5 million, which resulted in gain on remeasurement of approximately $73.2 million. The VAA Holdback Portfolio consisted of Blue Lake Villas, Blue Lake Villas Phase II, Northside on Travis, Parc at Denham Springs, Residences at Holland Lake, Villas of Park West I and Villas of Park West II.
•On October 21, 2022, we paid off the $38.5 million loan on Stanford Center from the cash generated from sale of the VAA Sale Portfolio.
•On January 31, 2023, we paid off our $66.5 million Series C bonds from cash received from sale of the VAA Sale Portfolio.

Financial Results

Rental revenues increased $4.1 million from $7.6 million for the three months ended December 31, 2021 to $11.8 million for the three months ended December 31, 2022. The increase in rental revenue is primarily due to $4.9 million increase at our multifamily properties offset in part by a decrease of $0.7 million from the commercial properties. The increase in revenue from the multifamily properties is primarily due to the acquisition of the VAA Holdback Portfolio in 2022.

Net operating income increased $4.6 million from net operating loss of $4.2 million for three months ended December 31, 2021 to net operating income of $0.5 million for the three months ended December 31, 2022. The increase in net operating income is primarily due to the $4.1 million increase in rental revenue as noted above and a decrease of $1.8 million in general administrative and advisory expenses offset in part by an increase of $1.9 million in property operating and depreciation expenses. The decrease in general administrative and advisory expenses is primarily due to a decrease in legal expenses and the increase in property and depreciation expenses is due to the acquisition of the VAA Holdback Portfolio.

Net income attributable to the Company increased $67.7 million from a net loss of $8.7 million for the three months ended December 31, 2021 to net income of $58.9 million for the three months ended December 31, 2022. The increase in net income is primarily attributed to $72.2 million increase in gain on sale, remeasurement or write down of assets offset in part by a $15.1 million increase in our tax provision. The increase in gain on our sale or write down of assets and our tax provision is due to the remeasurement of the VAA Holdback Portfolio that was acquired in 2022.

About Transcontinental Realty Investors, Inc.
Transcontinental Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, shopping centers, and developed and undeveloped land. The Company invests in real estate through direct ownership, leases and partnerships and invests in mortgage loans on real estate. The Company also holds mortgage receivables.

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Revenues:
Rental revenues	$11,770	$7,625	$34,080	$37,808
Other income	1,014	492	2,580	2,966
Total revenue	12,784	8,117	36,660	40,774
Expenses:
Property operating expenses	5,798	4,360	18,339	20,860
Depreciation and amortization	2,846	2,397	9,686	11,870
General and administrative	2,595	3,876	9,943	12,425
Advisory fee to related party	1,089	1,638	7,974	11,782
Total operating expenses	12,328	12,271	45,942	56,937
Net operating income (loss)	456	(4,154)	(9,282)	(16,163)
Interest income	7,938	5,054	26,745	19,572
Interest expense	(5,026)	(5,504)	(19,813)	(24,600)
Gain (loss) on foreign currency transactions	630	(7,360)	20,067	(6,175)
Loss on early extinguishment of debt	—	—	(2,805)	(1,451)
Equity in (loss) income from unconsolidated joint venture	(2,342)	2,996	468,086	14,531
Gain on sale, remeasurement or write down of assets, net	72,616	382	89,196	23,352
Income tax provision	(15,085)	(26)	(103,190)	1,011
Net income (loss)	59,187	(8,612)	469,004	10,077
Net income attributable to noncontrolling interest	(239)	(135)	(742)	(679)
Net income (loss) attributable to the Company	$58,948	$(8,747)	$468,262	$9,398
Earnings per share
Basic and diluted	$6.82	$(1.01)	$54.20	$1.09
Weighted average common shares used in computing earnings per share
Basic and diluted	8,639,316	8,639,316	8,639,316	8,639,316